UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 16, 2007

NIC INC.
(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	000-26621 (Commission File Number)	52-2077581 (I.R.S. Employer Identification No.)

10540 South Ridgeview Road
Olathe, Kansas 66061
(Address of principal executive offices, including zip code)

(877) 234-3468
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 - DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

(c) Appointment of Certain Officers

On August 20, 2007, NIC Inc. (the “Company”) announced the appointment of Stephen M. Kovzan to the position of Chief Financial Officer, effective August 16, 2007.  A copy of the press release announcing Mr. Kovzan’s appointment is furnished to the United States Securities and Exchange Commission with this report on Form 8-K as Exhibit 99.

Mr. Kovzan, age 38, has served as the Company’s Vice President of Financial Operations and Chief Accounting Officer since September 2000.  Mr. Kovzan joined the Company in October 1999 and served as the Company’s Controller until September 2000.  Prior to joining the Company, Mr. Kovzan served as a business assurance manager with PricewaterhouseCoopers LLP.

Mr. Kovzan will continue to serve as the Company’s principal accounting officer until a new Chief Accounting Officer is appointed.

Upon joining the Company, Mr. Kovzan entered into an employment agreement similar to those of the Company’s other executive officers, which sets forth certain levels of base salary and bonus severance compensation tied exclusively to change in control events.  The material terms of this agreement are set forth in forms on file with the SEC.  Other than his employment arrangement with the Company, there is no arrangement or understanding between Mr. Kovzan and any other person pursuant to which Mr. Kovzan was appointed as Chief Financial Officer.  Other than his employment arrangement, the Company is not aware of any transactions since January 1, 2006 or any proposed transactions in which the Company or any of its subsidiaries was or is to be a participant, in which the amount involved exceeds $120,000 and in which Mr. Kovzan or any member of his immediate family had, or will have, a direct or indirect material interest.  Mr. Kovzan has no family relationships with any director or executive officer of the Company.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

99 - Press release issued by NIC Inc. dated August 20, 2007, furnished solely for purposes of incorporation by reference to Item 5.02 herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 20, 2007	NIC Inc. /s/ William F. Bradley, Jr. William F. Bradley, Jr. Chief Operating Officer and General Counsel